Exhibit 99.4

Cano Health, LLC (Presentation)

November 12, 2019

Corporate Speakers

•	Barry Sternlicht; Jaws Acquisition Corp.; Co-Founder and Chairman
•	Marlow Hernandez; Cano Health, LLC; CEO and Founder

PRESENTATION

Barry Sternlicht: Good afternoon everyone. This is Barry Sternlicht. I’m Chairman and CEO of Starwood Capital Group and also Chairman of Jaws Acquisition Corp.

Today I’m really excited to bring you news of the merger of Jaws Acquisition Corp. with a company called Cano Health and I want to tell you a little about the background of how we got here. We looked at probably 50 or 100 companies using my contacts in the VC/PE world since the May IPO and it became clear we needed a screen to figure out what exactly what we were going to focus on. And I wanted to focus on finding a company that would be at least twice the size in five years, and hopefully bigger, that was swimming with the tide instead of against the tide, as I had a finance professor in business school that said to me, “find the freight trains in your life” and get on them instead of in front of them.

And so became to focus on healthcare companies and companies that in an industry that we thought would not be correlated to rising interest rates, wouldn’t have any impact from trade wars with China, wouldn’t have any exposure to currency wars, has nothing to do with the general fate of the economy because healthcare is growing rapidly. And this particular segment of healthcare that Cano focuses on, Medicare Advantage, is one of the fastest growing and most profitable niches in the healthcare market today as they provide superior service at lower costs for their customers, for their clients.

So, I happened to call the CEO of a company called Devoted Health – they’re a rapidly growing insurance company based in the Boston area – and I read the CEO a whole bunch of names that we were looking at that we were considering as potential targets for Jaws. And when I got to Cano Health, the CEO, Todd Park, stopped me and said, “That’s a really good company. If you can do a deal with them, you should do it.” And he had firsthand knowledge because Devoted contracts with Cano Health to provide great care to their insured lives.

So the next thing to do was to meet the CEO, this fellow I had heard about, kind of this super star in the healthcare industry, down in Florida, named Dr. Marlow Hernandez. So we flew down to meet with him and his team and I came away feeling that I had just met the Elon Musk of healthcare.

At just 35, Marlow has a long runway ahead of him and it’s very clear that he loves what he does, which is taking care of an underserved population and providing them 5-star service. The rest of the team is just as dedicated and passionate about what they do. Doctors are employed and make more money and want to work in the Cano system, so it’s a virtual cycle of good and that really attracted me for things I like to invest in at this point in my life.

So, the market is huge. Medicare Advantage is supposed to grow to over a $500 billion market. I believe this company can grow almost a million dollars a day next year reaching a billion and five in sales and surpassing that and we really think the company is poised to do better, particularly with this transaction since we’re giving them the ammunition to both, in cash and the balance sheet, to be able to grow faster and cover more geographies and expand within their existing markets.

So, we love the management team and we love the market opportunity, but the question was how do we value this company? There is a public comp to Cano Health and it’s called Oak Street Health. It went public in August and I think it priced its IPO at $21, first trade was $38, and it’s since traded to $50 giving it a market cap of about $12.8 billion. We’re pricing this at $4.4 billion. We have 100,000 members, they have about 89,000 members. We’ll do almost a billion five next year, they’re expected to do about a billion two in revenue. We have superior medical loss ratios. And from the start, because Marlow founded this company out of pocket, we were profitable and will be profitable. So we’ll make almost one hundred million next year, um, and I’ll say the two other primary competitors do not at the moment.

So we’re very excited and we think there’s an incredible opportunity. And I hope you’ll enjoy meeting Marlow as much as I have and I’ll pass the mic to Marlow.

Marlow Hernandez: Thank you for your interest in Cano Health. On behalf of my team and I, I would like to express my sincere appreciation for you making the time. As a brief introduction, I'm Marlow Hernandez, CEO and Founder of Cano Health. I founded Cano in 2009 in the middle of the Great Recession to address an unmet need for quality care in the community I live in.

As a physician, I have passion for patient care and always believe there was a better way of delivering it. But also, as an immigrant from a middle-class family, I did not have any funding source, a necessity made us to innovate to bring the great care I believe in while ensuring profitability. We simply did not have another option.

Within a few years of founding Cano, patients began asking whether there was a Cano Center in Orlando or Las Vegas. And it is then that I realized that there was a much broader need for what we are doing and started to expand. We opened a second location in a different market, and it was profitable within three months. Having established proof of concept, we partnered with InTandem Capital in 2016 to accelerate that growth. And now partnering with Jaws going public will help Cano supercharge growth and better serve our members.

So let me start by providing a brief overview of Cano. Cano is a primary care-centric, technology-empowered healthcare delivery platform designed with a focus on clinical excellence. We provide value-based care for members across 14 markets through a network of more than 500 physicians. We enter into value-based risk contracts with health plans to manage populations through our network of owned centers and contracted practices of our management services organization or MSO.

Our staff model centers, employee physicians can offer a full range of care management and clinical services, including home-based care. MSO affiliates receive support from Cano like credentialing, coding, and data analytics. But the range of services they offer are theirs to determine.

Our passion is to provide superior care to underserved populations who needed most. We currently served over 103,000 members and focus on the Medicare Advantage population, but also serve Medicaid and ACA membership. Our CanoPanorama proprietary population health technology platform is a critical enabler of driving high quality of care for our members and our ability to drive organic growth and integrate acquisitions.

Patients love Cano. We have an average net promoter score of 70 across our member base. This is a source of pride and reflects our commitment to patient service. As you can see, our business has grown significantly over the past several years. Named by Inc. Magazine as the fastest growing primary care company in the country two years in a row, number one overall in healthcare in 2019, and number six overall in healthcare in 2020. We have accomplished this through both organic and acquisitive growth. We operate at meaningful scale and are profitable.

Looking forward, we think there's boundless growth opportunity given the enormous TAM, the macro trends, primary care fragmentation, and the platform that we have built.

Critical to our growth, we have a highly scalable platform that allows us to enter new markets and grow quickly, with the largest value-based care provider that’s independent in Florida. And we're rapidly scaling our operations in Puerto Rico, Texas, Nevada. Looking forward, we have tremendous growth opportunities in each of these markets and others. We'll be entering California in the first half of 2021, and we're also planning future expenses across the Southwest, Northeast and other regions. Our goal is to reach approximately 300,000 members by 2023, but our potential is nearly limitless.

As we all know, the healthcare system in the United States today faces many challenges. We spend more on healthcare than any country in the world per capita, but our health outcomes are at best no better and, in many cases, worse than other comparable nations. Primary care is generally poor, lacking care coordination, well-informed decision-making, and, based on a system that rewards, quantity of procedures over quality of care. The net result of this is almost 1 trillion in wasted healthcare spend each year and health outcomes well below our peers in many cases.

So what can be done about this? The primary care physician or PCP sits at the top of the healthcare funnel and effectively serves as a gatekeeper to the rest of the healthcare system, influencing over 2 trillion of downstream health care spend. Despite the unique position of the PCP in the healthcare landscape, most PCPs do not invest in preventive medicine to proactively manage risk, leverage population health strategies to individualized care, and influence all the downstream care. Cano Health is focused on empowering primary care physicians to fix this broken system.

We at Cano Health focus on Medicare-eligible patients and, in particular, Medicare Advantage, arguably the fastest growing market in healthcare with an estimated 10,000 seniors aging in everyday. As you know, Medicare is a federally funded healthcare insurance program that covers seniors age 65 and older. As an alternative to traditional fee-for-service Medicare, Medicare beneficiaries also have the option to receive their Medicare benefits through private health plans. This is Medicare Advantage or MA.

Seniors choose Medicare Advantage because it offers superior benefits to members at lower overall costs. There are enormous tailwinds driving growth in this market. And because of superior managed care structure that delivers better quality and cost outcomes, Medicare Advantage or MA is a government program that has support from both sides of the political spectrum.

Today, there is a massive shift in MA from traditional payment models or fee-for-service. So, there is a significant shift from fee-for-service to value-based care. Let's begin to this, under fee-for-service, providers are paid based on the amount of healthcare services they deliver, i.e., what that they do to the patients. As you might expect these results in more expensive care but not necessarily better health outcomes for patients.

Cano, however, is focused on accelerating the shift to value-based care, i.e., what we do for the patients. In this model, providers achieve greater profitability by improving patient health outcomes. This payment model better aligns the incentives of providers, payers, and patients resulting in better care and superior patient experiences.

We partner with health plans in the federal government under capitated contracts, where we take financial and clinical responsibility for patient care. Today, only about 30% of MA beneficiaries are in true value-based arrangements. But this percentage is growing rapidly. When you layer in the acceleration of value-based care on top of substantial growth in Medicare Advantage, you'll see that Cano's core market is growing at a very rapid rate.

Ever since I founded Cano in 2009, Cano's vision has been to become America's primary care for seniors. We are focused on optimizing clinical quality, reducing the cost of care by promoting patient wellness and preventive care. And when acute care is needed, we ensure that we deliver the right care in the right setting at the right time. In so doing, we deliver an excellent patient experience that is reflected in uncommonly high NPS scores and word of mouth that has contributed to our very high organic growth rates. Through all of these activities, we generate lifelong bonds with our loyal members.

Cano's success is a direct result of serving our three constituents in a better way. At Cano Health, patients get much more than basic care. They get wellness, ancillary services, home services, telemedicine, and 24/7 urgency line, all without paying a penny more. It's five-star service at a one-star Medicare Advantage price. What's particularly great is that we can especially help low-income communities, typically minorities, with complex care needs. Many have very limited or no access to quality healthcare in their communities.

We build in those economically depressed parts of town, revitalizing it in multiple ways, very proud to be the only scaled primary care group, having this kind of impact in underserved communities. Providers want to be clinicians. They want to focus on patients, not on administrative matters like preops, referrals, billing, code. Furthermore, Cano provides above-average pay, quality-driven bonuses, and no hospital call requirement.

Our care management department takes care of afterhours and emergencies. Moreover, our physicians enjoy a collegial, near-academic environment where they can focus on medicine, their patients, and their families. Therefore, our physician retention is very high. Payers want three things -- they want medical quality, they want growth of their patient base, and medical cost management. Cano Health has a multi-year and multi-geography track record on delivering on all three.

CanoPanorama is Cano's proprietary population health platform. Typically information across the health system is fragmented, and providers lack the tool or skill to get a full picture. With CanoPanorama, our view of healthcare is much more expensive. We aggregate and analyze data from many key health settings so that we can individualize care and be proactive; putting patients at the center rather than just as a participant.

At Cano, we consolidate data and deliver it in actional form across the company. This 360-degree view empowers providers to make better care decisions and reduce gaps in care. It also allows our team members to maintain health, not just to treat disease.

CanoPanorama is the company's central nervous system, the backbone of our population health and care management platform, and a source of sustainable competitive advantage. The system was designed to cover the entire patient care experience in and outside of the medical center. For example, personalized care supported by CanoPanorama can take a form of use of social determinants of health to inform care coordination, 24/7 urgency line where data is routed to other parts of the company, algorithms pushing alerts to trigger a visit from Cano at home or home delivery of medication with protocols in place to ensure medication compliance, utilizing data to encourage participation in our wellness program, Cano Life, live alerts for hospital visits through connectivity with the hospital information exchange, or HIE.

These alerts allow our care managers to intervene immediately and work on discharge protocols as well as transitions of care with hospice. One of many differentiators of CanoPanorama is the multi-step patient stratification capability. Using CanoPanorama at the time of patient enrollment, Cano is able to identify different risk levels which allow our providers to design and establish more efficient and effective personalized care plans. Filing enrollment as data on the patient continues to be collected from multiple sources. CanoPanorama allows the providers to proactively and dynamically deliver individualized care based on changes in the patient's health while also allowing Cano to create targeted complaints for high-risk members.

Our technology efficiently integrates data from our electronic medical records, care management, modules, and our payer partners. Panorama digests and produces information in a uniformed way that provides reports and analytics covering practically every aspect of patient care.

In summary, CanoPanorama, which we're very proud of, is a key enabler to deliver superior clinical care and a great member experience. The net result of CanoPanorama can be seen in our clinical outcomes which we're also very proud of.

We're reducing unnecessary healthcare utilization and we're delivering higher quality care with meaningfully differentiated results, all while sustaining our very high patient loyalty scores. And although we have an older, sicker, and poorer Medicare Advantage population than the national Medicare average, we have lower hospitalizations, lower ER visits, and a lower mortality rate. Cano works with virtually all payers.

Our patient distribution among payers mostly reflects their share of market. Health plans want membership growth, clinical quality and medical cost management. And Cano is able to deliver on all three. In fact, Cano is the top provider by quality for various health plans including Humana, United, and Anthem health plans. We have become a must-have partner for all of the leading Medicare Advantage plans in the market we operate.

We have developed a special market expansion partnership with Humana, the market leader among MA plans. Our relationship with Humana blossomed as a result of us delivering strong economic and quality results for Humana. Today, we serve about 56,000 patients under a Humana plan. Cano is both the largest and highest quality provider for Humana in its largest MA market in Florida. Humana members served by Cano on average have far better health outcomes than the national averages. Humana is looking to replicate the differentiated outcomes that Cano provides in new markets. In that regard, Humana has committed over $100 million of capital to accelerate Cano's growth into their highest priority markets.

COVID-19 has been a very unfortunate and sad occurrence, affected many people medically and financially. However for Cano, it has been a validation of both our clinical and financial models. We expanded our telemedicine, care management and prescription home delivery programs, utilizing CanoPanorama to innovate a COVID-19 specific program.

Clinical visits reached record levels during COVID-19 at Cano Health. Patients received more care, not less care, which happened in so many places across the country. As COVID-19 became more widespread, Cano immediately increased virtual care and home-based care. By April 6, we had deployed a COVID-19-focused module in CanoPanorama that allowed us to screen patients for COVID-19 and related complications as well as refer them to a specialized team that we created to help COVID-19 patients specifically.

The results speak for itself, 60% lower COVID-19 mortality than the comparable Florida population. This is among generally older, sicker, dual-eligible patients. We expect the results of our study of more than 30,000 patients to be published in a peer-reviewed publication over the next few months.

Our financial model has proven to be highly predictable through the current pandemic and prior economic cycles. Through ups and downs, we received recurring contracted revenue from February through August of this year. Even when factoring in investments made related to COVID-19, we outperformed our EBITDA budget by over 5%.

We have a flexible, multi-prong strategy to drive growth and create value. We will strive to continue driving robust organic growth in our existing centers and through de novos, both in the current market as well as new markets. We anticipate opening at least 15 to 20 de novos per year. We have a successful acquisition and integration track record, and we'll continue to execute on our acquisition strategy. We have a pipeline of over 100 targets.

Finally, direct contracting presents another potentially enormous source of growth. Cano has proven track record of organic growth. Cano has consistently grown membership over 40% organically since 2017. This growth has been complemented by highly accretive acquisitions that enable us to scale into new markets and build density in our existing markets. Taken as a whole, our growth strategies have generated tremendous success well over 100% membership CAGR since 2017.

When we enter new markets, there are certain things we look for. We target markets with large MA populations and underserved demographics where we can also leverage our current payer relationships. We also conduct market tests to validate our analysis.

Our medical centers are a valuable component of Cano's value-based care delivery platform and can range in size from 7,000 square feet to over 20,000 square feet. All centers include rooms for exams and minor procedures, while some centers include a wellness center and ancillary services, such as physiotherapy and co-located dental services.

Finally, we are highly focused on engagement with both existing and prospective members. We utilize the targeted multi-channel marketing strategies. They're designed to promote Cano Health brands, increase enrollment, and foster member loyalty and trust. We have also launched Cano 360 mobile clinics, which provide routine primary care and diagnostic services within the local market which expands our reach.

When entering new markets, we can grow via new medical centers or through our management services organization model. We seek to be a solution to a given market rather than having the market adapt to us. In our center model, which is our preferred way to grow because of our ability to directly control patient care, we are paid a per member per month capitated payment. And any savings from reduced medical expenses and improved outcomes are fully attributable to Cano.

Under the MSO model, affiliated physicians pay Cano a per member per month admin fee, and we participate the shared savings from improved outcomes. You'll note that the cost of growth through the MSO is minimal. It offers us another highly flexible growth model that allows us to quickly scale in market, grow our member base, and it also serves as an embedded acquisition pipeline.

Today we have a pipeline of over 100 attractive targets. We have teams dedicated to sourcing and integrating acquisitions. At this point, we have a well-established playbook that allows us to control quality and move quickly. In our most recent acquisitions, Healthy Partners and Belen Medical Center, we were able to seamlessly and quickly integrate the companies while reducing medical loss ratios and improving financial performance.

Cano Health was selected as a direct contracting entity by CMS, which we believe could be another driver of explosive growth as it triples Cano's addressable market for Medicare Advantage to all of Medicare. Under direct contracting, which goes live April 1st, 2021, CMS is offering MA-like value-based contracting to original Medicare members for the first time.

Cano is getting a head start on direct contracting. We have already contracted with new physicians that will bring what we expect to be an estimated 15,000 new members to Cano by April of 2021 under DCE. While the DCE initiative could be a game changer, we have not quantified it in our model since all of the details are still being finalized by CMS over the next several months.

Whether you look at membership, gross revenue, or EBITDA, Cano's growth has been explosive. We have built a uniquely physician-driven company to capitalize on the macro trends that have been described so frequently, prominently by some of the other public primary care provider companies. We have established a multi-market, multi-state presence using both staff model centers and affiliates. We have achieved market leading scale and have been able to grow at a 73% CAGR over the last three years.

We have demonstrated that our dynamic population health platform can be deployed in any market to achieve profitable unit economics today as opposed to far down the road. We believe this is highly replicable in every market that we go to in the future. Importantly, we have done this while generating robust profitability.

We have a well-developed, multi-prong plan to achieve the growth targets that we have set out in this presentation. I have a strong conviction in our ability to achieve these targets based on our track record and our competitive advantages in the marketplace today. As a reminder, upside from direct contracting is not embedded within our projections.

Cano's capitated model in addition to our contracted growth initiative and rich pipeline of acquisition targets provide significant visibility into both 2020 and 2021 revenues. We are highly confident in these targets. Our target gross revenue for 2020 is $812 million. If you run rate this number for the full impact of acquisitions that closed during the course of the year, we reached a run rate revenue of $945 million. This base business of existing centers is expected to grow by $165 million in 2021. Our recent de novos are expected to grow revenue by $78 million while acquisitions are conservatively expected to contribute $265 million, collectively reaching our target of approximately $1.5 billion for 2021.

As you can see, the member and revenue growth outlined in the prior slides are driving very attractive EBITDA growth at an approximate 40% CAGR over the forecast period. Our investments in growth via our multi-prong strategy do cause a slight decline in near term margins. However, make no mistake about it, our unit economics as we'll discuss in more detail are very strong, and we would expect continued, significant expansion in EBITDA margin overtime.

We have highly attractive unit economics which are a key feature of our business. Cano's operations have generated healthy profits even as we have experienced explosive growth and continue to expand. We structure our managed care contracts to deliver benefit to our payer partners while we also make money.

Under our payer contracts, a per member per month, or PMPM, amount for each patient is based on the benchmark and risk score, factoring in location, age, acuity, and other factors. Cano has paid a higher amount to manage a higher acuity of patients. Precisely in this population of sicker, low-income patients is where we can provide the most value. If we calculate our medical expense ratios on apples to apples comparison, it would be 61% versus just over 70% which demonstrates our leading ability to lower medical costs, all while providing the highest quality care. After center expenses, sales and marketing, and other corporate expenses, we achieved for our 85% capacity or mature medical centers and adjusted EBITDA margin of approximately 24%.

Barry Sternlich: Hi, this is Barry Sternlich again and I’d like to give you some of my concluding remarks – a transaction overview just to summarize. The implied post-money enterprise value will be $4.4 billion. This transaction is going to be funded by the combination of around $690 million in the Jaws trust and $800 million of committed PIPE financing from some of the nation’s most prestigious investors. As you know, I am investing $50 million of personal funds, not from a fund, in the PIPE, and to support the company and its growth initiatives. I’m also joining the board.

The net proceeds from the transaction are going to be used for three purposes. One, to put over $500 million of cash on the balance sheet. Two, to pay off around $400 million of debt the company has now. And three, to make a distribution to selling shareholders. 95% of these proceeds are going to the financial sponsors, just 5% to the management team which is using the money to pay off loans, primarily taken by Marlow to start the company 10 years ago. The current shareholders of Cano are expected to maintain around 65% pro forma ownership of the company.

This valuation is around three times revenues and not the hundred times revenue that we seem to see too often for companies that are growing fast. And this will decline to around 1.4 times revenues on estimated 2023 revenues.

The transaction will close at the end of the Q1 or very early Q2. The company will also be able of course to use its shares and not just its cash in order to acquire companies that should prove to be extremely accretive.

So I hope you join me in being excited about this opportunity and you’ll join us in this investment. Thank you very much and have a good day.